EXHIBIT 99.2

Philippe Van Holle Joins Argos Therapeutics Board of Directors

DURHAM, N.C., Nov. 13, 2014 (GLOBE NEWSWIRE) -- Argos Therapeutics, Inc. (Nasdaq:ARGS) ("Argos"), a biopharmaceutical company focused on the development and commercialization of fully personalized immunotherapies for the treatment of cancer and infectious diseases using its Arcelis® technology platform, today announced the appointment of Philippe Van Holle to the company's board of directors.

"We are excited to welcome Philippe Van Holle to the Argos board of directors," said Jeff Abbey, CEO of Argos. "His business expertise includes successful global biotechnology product launches, and his insights and counsel will be an important advantage for us as we continue to advance our portfolio of fully personalized immunotherapies based on our Arcelis® technology platform."

Most recently senior vice president of human resources for Celgene Corporation, Mr. Van Holle has more than three decades of marketing and sales experience in the pharmaceutical and biotechnology industries. He has been responsible for setting up European commercial operations for companies including Amgen, Genzyme, and Celgene, and has supported new product launches in hematology, infectious disease, and immunology. Mr. Van Holle holds an MBA from Cornell University.

About Argos Therapeutics

Argos Therapeutics is a biopharmaceutical company focused on the development and commercialization of fully personalized immunotherapies for the treatment of cancer and infectious diseases using its Arcelis® technology platform. Argos' most advanced product candidate, AGS-003, is being evaluated in the pivotal ADAPT phase 3 clinical trial for the treatment of metastatic renal cell carcinoma (mRCC). The Company is also developing a second Arcelis-based product candidate, AGS-004, for the treatment of HIV, currently being evaluated in a phase 2 clinical trial. For more information about Argos Therapeutics, visit www.argostherapeutics.com.

Forward Looking Statements

Any statements in this press release about the Company's future expectations, plans and prospects, including statements about the Company and other statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including whether the Company's cash resources will be sufficient to fund our continuing operations for the period anticipated; whether results obtained in clinical trials will be indicative of results obtained in future clinical trials; whether the Company's product candidates will advance through the clinical trial process on a timely basis and receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether, if product candidates obtains approval, they will be successfully distributed and marketed; and other factors discussed in the "Risk Factors" section of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 which is on file with the SEC. In addition, the forward-looking statements included in this press release represent the Company's views as of November 13, 2014. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to November 13, 2014.

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         Burns McClellan
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